JOINT FILING AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13D with respect to the common stock of Phone1GlobalWide Inc., dated as of October 2, 2003, signed by each of the undersigned, shall be filed on behalf of each of the undersigned pursuant to an in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:	October 2, 2003	HISPANIC TELECOMMUNICATIONS

HOLDINGS, S.A.

By: Luxembourg Corporation Company S.A.
Title: Managing Director

By: /s/ Michel van Krimpen
Name: Michel van Krimpen
Title: Manager

By: /s/ Valerie Ingelbrecht
Name: Valerie Ingelbrecht

Date:	October 2, 2003	ROTHSCHILD TRUST GUERNSEY LIMITED f/b/o the
GILINSKI FAMILY

By: Rothchild Trust Guernsey Limited
Title: Trustee

By: /s/ L. Gonzalez
Name: L. Gonzalez
Title: Director

By: /s/ D. Allison
Name: D. Allison
Title: Director